U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                    FORM 8-K

                  Current Report Pursuant to Section 13 or 15(d)
                    of the Securities Exchange Act of 1934

                        Date of Report:  July 28, 2004

                           ISA INTERNATIONALE, INC.
           (Exact name of registrant as specified in its charter)
                     Commission File Number:  001-16423

       Delaware                              41-1925647
(State of Incorporation)               (IRS Employer Id. No.)

2560 Rice Street                          (651) 489-6941
St. Paul, MN 55113                (Registrant's telephone number)
(Mailing address of registrant)

Item 5. Other Events

On July 28, 2004 - ISA INTERNATIONALE INC. (OTCBB:ISAT) announced today that it has signed a binding letter of intent to acquire a debt-free, privately-held network of financial services companies composed of Harrison Asset Management Inc. (HAMI), Money Asset Management, Inc. (MAMI), Cash Asset Management Inc. (CAMI), e-commerce bank First American Financial Family Services (FAFFS), and United Recovery Inc. (URI) - a wholly-owned subsidiary of MAMI. Together these companies have accumulated distressed portfolio assets value at more than $300 million dollars, that initially cost the companies $11 million dollars.

ISA Internationale Inc., headquartered in St. Paul, Minnesota, was formally in the cable television business before it ceased operations in 2000. Since then, reorganization specialists Doubletree Capital Partners LLC, have internally reorganized the company and changed its direction to focus on the financial services industry.

The companies acquired by ISAT represent a wide spectrum of expertise, including: HAMI is focused on collections of present portfolios; MAMI was established to continue private investments and portfolio acquisitions; URI is a licensed in-house collection agency that was created to collect on current and future debt purchases; and CAMI was incorporated to continue the acquisition and collection process. As an extension of the aforementioned companies, FAFFS is a development-stage company that was created to offer banking products both to these companies' investors and debtors.

Together, these newly-acquired companies provide ISAT with a knowledge-base in buying, selling and collecting several types of delinquent and defaulted debt; In addition to the proprietary in-house collection division and outsourcing of debt, these companies have a new third party collections division in addition to collecting its own purchased debt.

Terms of the transaction call for ISAT to pay the acquired companies' common and preferred shareholders with ISAT Common shares and warrants for the acquisition of these companies. In addition, if the companies achieve certain EBITDA earning objectives over the next three years, those shareholders will be entitled to bonus ISAT shares, based upon performance. ISAT will maintain its corporate offices in St. Paul, Minnesota, and will continue to pursue suitable acquisitions in the financial services industry, consistent with its new business plan. The newly acquired network will be headquartered in Calabasas, California, and will be led by Anthony Pickett, an executive with more than 35 years of business experience.


SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 28, 2004

ISA INTERNATIONALE, INC.

/s/ Bernard L. Brodkorb, Jr.
President and CEO